SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

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[  ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

SIMMONS FIRST NATIONAL CORPORATION
(Name of Registrant as Specified in Its Charter)
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(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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SIMMONS FIRST NATIONAL CORPORATION

March 10, 2006

Dear Shareholder:

It is our pleasure to enclose the 2005 annual report, which profiles the growth and earnings performance of your company.

Our annual shareholders’ meeting will be held on the evening of Tuesday, April 11, 2006 at the Pine Bluff Convention Center. As is our custom, you and your spouse, or guest, are cordially invited to join us for dinner, which will be served at 6:30 p.m. The business meeting will follow at approximately 7:30 p.m.

This year, you will find your dinner reservation card located inside the annual report. Please fill this out and return at your earliest convenience.

We thank you again for your support, and we look forward to seeing you April 11.

Sincerely,

/s/ J. Thomas May

J. Thomas May
Chairman, President and Chief Executive Officer

JTM/kj

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF SIMMONS FIRST NATIONAL CORPORATION:

NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of Simmons First National Corporation will be held at the Banquet Hall of the Pine Bluff Convention Center, Pine Bluff, Arkansas, at 7:30 p.m., on Tuesday, April 11, 2006 for the following purposes:

1.	To fix at 7 the number of directors to be elected at the meeting;

2.	To elect 7 persons as directors to serve until the next annual shareholders' meeting and until their successors have been duly elected and qualified;

3.	To consider adoption of the Simmons First National Corporation 2006 Employee Stock Purchase Plan;

4.	To consider adoption of the Simmons First National Corporation Executive Stock Incentive Plan - 2006;

5.	To consider adoption of the Simmons First National Corporation Outside Director Stock Incentive Plan - 2006; and

6.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only shareholders of record at the close of business on February 3, 2006, will be entitled to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS:

/s/ John L. Rush

John L. Rush, Secretary
Pine Bluff, Arkansas
March 10, 2006

ANNUAL MEETING OF SHAREHOLDERS

SIMMONS FIRST NATIONAL CORPORATION
P. O. Box 7009
Pine Bluff, Arkansas 71611

PROXY STATEMENT
Meeting to be held on April 11, 2006
Proxy and Proxy Statement furnished on or about March 10, 2006

The enclosed proxy is solicited on behalf of the Board of Directors of Simmons First National Corporation (the "Company") for use at the annual meeting of the shareholders of the Company to be held on Tuesday, April 11, 2006, at 7:30 p.m., at the Banquet Hall of the Pine Bluff Convention Center, Pine Bluff, Arkansas, or at any adjournment or adjournments thereof. When such proxy is properly executed and returned, the shares represented by it will be voted at the meeting in accordance with any directions noted thereon, or if no direction is indicated, will be voted in favor of the proposals set forth in the notice.

REVOCABILITY OF PROXY

Any shareholder giving a proxy has the power to revoke it at any time before it is voted.

COSTS AND METHOD OF SOLICITATION

The costs of soliciting proxies will be borne by the Company. In addition to the use of the mails, solicitation may be made by employees of the Company by telephone, telegraph and personal interview. These persons will receive no compensation other than their regular salaries, but they will be reimbursed by the Company for their actual expenses incurred in such solicitations.

OUTSTANDING SECURITIES AND VOTING RIGHTS

At the meeting, holders of the $0.01 par value Class A common stock (the "Common Stock") of the Company, the only class of stock of the Company outstanding, will be entitled to one vote, in person or by proxy, for each share of the Common Stock owned of record, as of the close of business on February 3, 2006. On that date, the Company had outstanding 14,250,985 shares of the Common Stock; 1,938,498 of such shares were held by Simmons First Trust Company ("SFTC"), in a fiduciary capacity, of which 125,837 shares will not be voted at the meeting. Hence, 14,125,148 shares will be deemed outstanding and entitled to vote at the meeting.

All actions requiring a vote of the shareholders must be taken at a meeting in which a quorum is present in person or by proxy. A quorum consists of a majority of the outstanding shares entitled to vote upon a matter. With respect to each proposal subject to a shareholder vote, other than the election of directors, approval requires that the votes cast for the proposal exceed the votes cast against it. The election of directors will be approved, if each director nominee receives a plurality of the votes cast. All proxies submitted will be tabulated by SFTC.

With respect to the election of directors, a shareholder may withhold authority to vote for all nominees by checking the box "withhold authority for all nominees" on the enclosed proxy or may withhold authority to vote for any nominee or nominees by checking the box "withhold authority for certain nominees" and lining through the name of such nominee or nominees for whom the authority to vote is withheld as it appears on the enclosed proxy. The enclosed proxy also provides a method for shareholders to abstain from voting on each other matter presented. By abstaining, shares will not be voted either for or against the subject proposals, but will be counted for quorum purposes. While there may be instances in which a shareholder may wish to abstain from voting on any particular matter, the Board of Directors encourages all shareholders to vote their shares in their best judgment and to participate in the voting process to the fullest extent possible.

An abstention or a broker non-vote, (i.e., when a shareholder does not grant his or her broker authority to vote his or her shares on non-routine matters) will have no effect on any item to be voted upon by the shareholders.

In the event a shareholder executes the proxy but does not mark the ballot to vote (or abstain) on any one or more of the proposals, the proxy solicited hereby confers discretionary authority to the named proxies to vote in their sole discretion with respect to such proposals. Further, if any matter, other than the matters shown on the proxy, is properly presented at the meeting which may be acted upon without special notice under Arkansas law, the proxy solicited hereby confers discretionary authority to the named proxies to vote in their sole discretion with respect to such matters, as well as other matters incident to the conduct of the meeting. On the date of the mailing of this Proxy Statement, the Board of Directors has no knowledge of any such other matter which will come before the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth all persons known to management who own, beneficially or of record, more than 5% of the outstanding Common Stock, the number of shares owned by the named Executive Officers in the Summary Compensation Table and by all Directors and Executive Officers as a group.

Name and Address of Beneficial Owner	Shares Owned Beneficially [a]	Percent of Class

Simmons First National Corporation
Employee Stock Ownership Trust [b]	1,245,455	8.74%
501 Main Street
Pine Bluff, AR 71601
J. Thomas May [c]	343,361	2.41%
Robert A. Fehlman [d]	21,205	*
Tommie Jones [e]	26,102	*
Kevin Archer [f]	2,142	*
L. Ann Gill [g]	7,661	*
All directors and officers as a group (11 persons)	513,877	3.61%
__________________
* The shares beneficially owned represent less than 1% of the outstanding common shares.

[a] Under the applicable rules, "beneficial ownership" of a security means, directly or indirectly, through any contract, relationship, arrangement, undertaking or otherwise, having or sharing voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Unless otherwise indicated, each beneficial owner named has sole voting and investment power with respect to the shares identified.

[b] The Simmons First National Corporation Employee Stock Ownership Plan ("ESOP") purchases, holds and disposes of shares of the Company's stock. The Nominating, Compensation and Corporate Governance Committee and the Chief Executive Officer pursuant to delegation of authority from the Committee directs the trustees of the ESOP trust concerning when, how many and upon what terms to purchase or dispose of such shares, other than by distribution under the ESOP. Shares held by the ESOP may be voted only in accordance with the written instructions of the plan participants, who are all employees or former employees of the Company and its subsidiaries.

[c] Mr. May owned of record 104,219 shares; 18,506 shares were held in his IRA accounts; 1,072 shares were owned by his wife; 3,465 shares were owned by his stepchildren; 16,099 shares were held in his fully vested account in the ESOP; and 200,000 shares were deemed held through exercisable stock options.

[d] Mr. Fehlman owned of record 4,570 shares; 3,643 shares were held in his fully vested account in the ESOP and 12,992 shares were deemed held through exercisable incentive stock options.

[e] Ms. Jones owned of record 5,186 shares; 21 shares were owned jointly with her spouse; 6,715 shares were held in her fully vested account in the ESOP and 14,180 shares were deemed held through exercisable incentive stock options.

[f] Mr. Archer owned of record 10 shares; 1,122 shares were held in his fully vested account in the ESOP and 1,010 shares were deemed held through exercisable incentive stock options.

[g] Ms. Gill owned 6,861 shares in her fully vested account in the ESOP and 800 shares were deemed held through exercisable incentive stock options.

ELECTION OF DIRECTORS

The Board of Directors of the Company recommends that the number of directors to be elected at the meeting be fixed at seven (7) and that the persons named below be elected as such directors, to serve until the next annual meeting of the shareholders and until their successors are duly elected and qualified. Each of the persons named below is presently serving as a director of the Company for a term which ends on April 11, 2006, or such other date upon which a successor is duly elected and qualified. The Board has determined that each of the nominees for director, except J. Thomas May, satisfy the requirements to be an independent director as set forth in listing standards of NASDAQ.

The proxies hereby solicited will be voted for the election of the nominees shown below, unless otherwise designated in the proxy. If at the time of the meeting any of the nominees should be unable or unwilling to serve, the discretionary authority granted in the proxy will be exercised to vote for the election of a substitute or substitutes. Management has no reason to believe that any substitute nominee or nominees will be required.

The table below sets forth the name, age, principal occupation or employment during the last five years, prior service as a director of the Company, the number of shares and percentage of the outstanding Common Stock beneficially owned, with respect to each director and nominee proposed, as reported by each nominee:

		Principal	Director	Shares	Percent
Name	Age	Occupation [a]	Since	Owned [b]	of Class
William E. Clark	62	Chairman and Chief Executive Officer, CDI Contractors, LLC (Construction); President, Bragg's Electric Construction Company	2001	1,600 [c]	*

Steven A. Cossé	58	Executive Vice President and General Counsel, Murphy Oil Corporation	2004	2,040 [d]	*

George A. Makris, Jr.	49	President, M. K. Distributors, Inc. (Beverage Distributor)	1997	27,700 [e]	*

J. Thomas May	59	Chairman, President and Chief Executive Officer of the Company; Chairman and Chief Executive Officer of Simmons First National Bank	1987	343,361 [f]	2.41%

Scott McGeorge	62	President & CEO, Pine Bluff Sand and Gravel Company	2005	42,074[g]	*

Harry L. Ryburn	70	Orthodontist	1976	2,583 [h]	*

Henry F. Trotter, Jr.	68	President, Trotter Ford, Inc. and President, Trotter Auto, Inc.	1995 [i]	37,754 [j]	*
__________________
* The shares beneficially owned represent less than 1% of the outstanding common shares.

[a] All persons have been engaged in the occupation listed for at least five years.

[b] "Beneficial ownership" of a security means, directly or indirectly, through any contract, relationship, arrangement, undertaking or otherwise, having or sharing voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose or to direct the disposition of such security. Unless otherwise indicated, each beneficial owner named has sole voting and investment power with respect to the shares identified.

[c] Mr. Clark is the general partner in a family limited partnership which owns 1,600 shares which are attributable to him.

[d] Mr. Cossé owns 2,040 shares jointly with his spouse.

[e] Mr. Makris owned of record 11,000 shares; 2,200 shares were held in his IRA; 9,800 shares were held as custodian for his children; 2,700 shares were held in his wife's IRA; 2,000 shares are held in the M-K Distributors' Profit Sharing Trust of which Mr. Makris is a trustee with shared dispositive and voting power.

[f] Mr. May owned of record 104,219 shares; 18,506 shares were held in his IRA account; 1,072 shares were owned by his wife; 3,465 shares were owned by his stepchildren; 16,099 shares were held in his fully vested account in the ESOP; and 200,000 shares were deemed held through exercisable stock options.

[g] Mr. McGeorge owned of record 36,354 shares; 212 shares were owned by his spouse; 16,254 shares were held in the Wallace P. McGeorge, Jr. Trust, of which 5,508 were attributable to Mr. McGeorge.

[h] Dr. Ryburn and his wife are general partners in a family limited partnership which owns 123,624 shares pursuant to which 2,472 shares held by the partnership are attributable to Dr. Ryburn and 111shares are held by Greenback Investment Club which are attributable to Dr. Ryburn.

[i] Prior to his election in 1995, Mr. Trotter had served as a director from 1973 through 1992.

[j] Mr. Trotter owned of record 28,664 shares and 8,745 shares were owned by Bluff City Leasing, Inc., of which Mr. Trotter is President.

Committees and Related Matters

During 2005, the Board of Directors of the Company maintained and utilized the following committees: Executive Committee, Audit & Security Committee, and Nominating, Compensation and Corporate Governance Committee.

During 2005, the Audit & Security Committee was composed of Lara F. Hutt, George A. Makris, Jr., William E. Clark and Scott McGeorge. This committee provides assistance to the Board in fulfilling its responsibilities concerning accounting and reporting practices, by regularly reviewing the adequacy of the internal and external auditors, the disclosure of the financial affairs of the Company and its subsidiaries, the control systems of management and internal accounting controls. During 2005, this Committee met 12 times.

The Nominating, Compensation and Corporate Governance Committee composed of Harry L. Ryburn (Chairman), William E. Clark, George A. Makris, Jr. and Henry F. Trotter, Jr. During 2005, the Nominating, Compensation and Corporate Governance Committee met 6 times.

The Company encourages all board members to attend the annual meeting. Historically, the directors of the Company and its subsidiaries are introduced and acknowledged at the annual meeting. All of the directors attended the Company's 2005 annual meeting

The Board of Directors of the Company met 7 times during 2005, including regular and special meetings. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and of all committees on which such director served.

Certain Transactions

From time to time, Simmons First National Bank, Simmons First Bank of Russellville, Simmons First Bank of South Arkansas, Simmons First Bank of Jonesboro, Simmons First Bank of Searcy, Simmons First Bank of Northwest Arkansas, Simmons First Bank of El Dorado, N.A. and Simmons First Bank of Hot Springs, banking subsidiaries of the Company, have made loans and other extensions of credit to directors, officers, employees and members of their immediate families, and from time to time directors, officers and employees and members of their immediate families have placed deposits with these banks. These loans, extensions of credit and deposits were made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Director Compensation

The Lead Director receives an annual retainer of $12,000 and all other Directors receive an annual retainer of $10,000. All Directors receive $750 for each meeting of the Board attended. In addition, each Director who serves as a committee chairman receives $300 for each committee meeting attended and other Directors receive $200 for each committee meeting attended.

Each Director is provided coverage under the Company's group term life insurance program. Directors up to age 65 receive a death benefit of $50,000 and directors over 65 but less than 70 years of age receive a death benefit of $25,000. The policy doubles the death benefit in the case of accidental death. In addition, each Director is reimbursed for out of pocket expenses, including travel.

Communication with Directors

Shareholders may communicate directly with the Board of Directors of the Company by sending correspondence to the address shown below. If the shareholder desires to communicate with a specific director, the correspondence should be addressed to such director. Any such correspondence addressed to the Board of Directors will be forwarded to the Chairman of the Board for review. The receipt of the correspondence and the nature of its content will be reported at the next Board meeting and appropriate action, if any, will be taken. Correspondence addressed to a specific director will be delivered to such director promptly after receipt by the Company. Each such director shall review the correspondence received and, if appropriate, report the receipt of the correspondence and the nature of its content to the Board of Directors at its next meeting, so that the appropriate action, if any, may be taken.

Correspondence should be addressed to:

Simmons First National Corporation
Board of Directors
Attention: (Chairman or Specific Director)
P. O. Box 7009
Pine Bluff, Arkansas 71611

NOMINATING, COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE

During 2005, the Nominating, Compensation and Corporate Governance Committee ("NCCGC") was composed of Harry L. Ryburn (Chairman), William E. Clark, George A. Makris, Jr. and Henry F. Trotter, Jr., all of whom are independent in accordance with the NASDAQ listing standards. The primary function of the NCCGC regarding nominations is to identify and recommend individuals to be presented for election or re-election as Directors.

Director Nominations and Qualifications

The Board of Directors has not adopted a charter for the NCCGC, but has adopted by resolution certain corporate governance principles and procedures regarding nominations and criteria for proposing or recommending proposed nominees for election and re-election to the Board of Directors. The Board of Directors is responsible for recommending nominees for directors to the shareholders for election at the annual meeting. The Board has delegated the identification and evaluation of proposed nominees to the NCCGC, a committee of independent directors. The identification and evaluation of potential directors is a continuing responsibility of the committee. The committee has not in the past retained any third party to assist it in identifying candidates. A proposed director may be recommended to the Board at any time, however, a proposed nominee for director to be elected at the annual meeting must be presented to the Board of Directors for consideration not later than December 31 of the year immediately preceding such annual meeting.

The NCCGC has not set any minimum qualifications for a proposed nominee to be eligible for recommendation to be elected as a director. The corporate governance principles provide that the NCCGC shall consider the following criteria in evaluating proposed nominees for director:

• Location of residence and business interests	• Type of business interests
• Age	• Knowledge of financial services
• Community involvement	• High leadership profile
• Ability to fit with the Company's corporate culture	• Equity ownership in the Company

There is no specified order or weighting of the foregoing criteria. The NCCGC has been encouraged to seek geographic diversity of residence of the future nominees so that no more than 50% of the Directors are residents of Pine Bluff, Arkansas.

Nominations from Shareholders

The NCCGC will consider nominees for the Board of Directors recommended by shareholders with respect to elections to be held at an annual meeting. In order for the NCCGC to consider recommending a shareholder proposed nominee for election at the annual meeting, the shareholder proposing the nomination must provide notice of the intention to nominate a director in sufficient time for the consideration and action by the NCCGC. While no specific deadline has been set for notice of such nominations, notice provided to the NCCGC by a shareholder on or before the deadline for submission of shareholder proposals for the next annual meeting (November 10, 2006 for the 2007 meeting) should provide adequate time for consideration and action by the NCCGC prior to the December 31 deadline for reporting proposed nominations to the Board of Directors. Proposed nominations submitted after such date will be considered by the NCCGC, but no assurance can be made that such consideration will be completed and committee action taken by the NCCGC in time for inclusion of the proposed director in the proxy solicitation for the next annual meeting.

The notice of a shareholder's intention to nominate a director must include:

•	information regarding the shareholder making the nomination, including name, address, and number of shares of SFNC that are beneficially owned by the shareholder;

•
a representation that the shareholder is entitled to vote at the meeting at which directors will be elected, and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•
the name and address of the person or persons being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC's proxy rules if the person had been nominated for election by the Board of Directors;

•	a description of any arrangements or understandings between the shareholder and such nominee and any other persons (including their names), pursuant to which the nomination is made; and

•	the consent of each such nominee to serve as a director, if elected.

The Chairman of the Board, other directors and executive officers may also recommend director nominees to the NCCGC. The committee will evaluate nominees recommended by shareholders against the same criteria, described above, used to evaluate other nominees.

EXECUTIVE COMPENSATION

The tables below set forth the compensation for 2003, 2004 and 2005 of the Chief Executive Officer and the four highest paid executive officers of the Company whose salary and bonus exceeded $100,000 during 2005.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary($)	Bonus($)[a]	Other Annual Compensation ($)[b]	Restricted Stock Awards($)	Securities Underlying Options/SARs (#)	All Other Compensation ($)[c]

J. Thomas May,	2005	$404,891	$209,365	$21,000	$ 0	0	$280,072
Chief Executive	2004	$393,098	$133,326	$21,000	$ 0	0	$ 95,982
Officer	2003	$353,730	$ 64,750	$11,400	$ 0	0	$ 81,665

Robert A. Fehlman,	2005	$143,626	$ 27,700	$ 0	$12,320	940	$ 13,082
Chief Financial	2004	$130,228	$ 26,507	$ 0	$ 0	3,000	$ 11,721
Officer	2003	$112,372	$ 24,062	$ 0	$ 0	0	$ 9,578

Tommie Jones,	2005	$111,954	$ 24,835	$ 0	$ 0	1,220	$ 10,632
Senior Vice President	2004	$108,693	$ 23,669	$ 0	$ 0	2,000	$ 10,090
& H. R. Director	2003	$105,017	$ 21,000	$ 0	$ 0	0	$ 9,092

Kevin Archer,	2005	$ 92,915	$ 9,552	$ 0	$ 0	1,010	$ 6,975
Senior Vice President	2004	$ 83,874	$ 3,650	$ 0	$ 0	0	$ 6,324
Credit Policy & Risk Assessment	2003	$ 78,750	$ 150	$ 0	$ 0	0	$ 5,387

L. Ann Gill,	2005	$ 91,730	$ 9,552	$ 0	$ 0	800	$ 6,819
Senior Vice President	2004	$ 88,254	$ 3,650	$ 0	$ 0	0	$ 6,640
& Manager, Audit	2003	$ 83,506	$ 603	$ 0	$ 0	0	$ 5,740
 ______________________
[a] With the exception of Mr. May, all sum shown as bonuses paid in 2005, were paid pursuant to the Simmons First National Corporation Executive Incentive Program ("Incentive Bonus"). In the case of Mr. May for 2005, the sum of $160,489 was earned and paid as an Incentive Bonus and the sum of $48,996 was paid to Mr. May as additional compensation related to the payment of certain life insurance premiums.

[b] Fees paid to Directors for attendance at Board meetings of the Company and its subsidiaries.

[c] For 2005, this category includes for Mr. May contribution to the ESOP, $11,720, the Company's matching contribution to the '401(k) Plan, $3,150, the accrual to his deferred compensation agreement, $264,542, and other life insurance premiums, $660; for Mr. Fehlman contribution to the ESOP, $10,018, and the Company's matching contribution to the '401(k) Plan, $2,693, and other life insurance premiums, $371; for Ms. Jones contribution to the ESOP, $8,148, the Company's matching contribution to the '401(k) Plan, $2,190, and life insurance premiums, $294; for Mr. Archer contribution to the ESOP, $5,388, the Company's matching contribution to the '401(k) Plan, $1,341, and life insurance premiums, $246; and for Ms. Gill contribution to the ESOP, $5,183, the Company's matching contribution to the '401(k) Plan, $1,393, and life insurance premiums, $243. Certain additional personal benefits, including club memberships, are granted to officers of the Company, including the named executive officers; however, in the Company's estimation the value of such personal benefits to the named executive officers does not exceed the lesser of $50,000 or 10% of the aggregate compensation of any such officer.

Deferred Compensation and Change in Control Arrangements

One of the individuals named above, J. Thomas May, is a party to a deferred compensation agreement, under the terms of which Simmons First National Bank, agrees to pay to Mr. May, upon normal retirement at age 65, or upon death or disability prior to age 65, a monthly sum of deferred compensation equal to one twelfth (1/12) of fifty percent (50%) of the final average compensation (the average compensation paid to him by the employer for the most recent five consecutive calendar years), less the accrued monthly benefit to such individual under the deferred annuity received upon the termination of the Company's pension plan; such payments begin the month following retirement and continue for 120 consecutive months or until the individual's death, whichever shall occur later.

Further, the deferred compensation agreement provides that, in the event of a change of control of the Company and the subsequent separation from service of Mr. May, eligibility to receive payments under the Agreement will be accelerated. In such circumstance, if Mr. May has attained age 60, the officer is entitled to commence receiving the specified monthly payments under the agreement immediately after separation from service, without any actuarial reduction due to age. If at such time he has not attained age 60, Mr. May will be entitled to immediately commence receiving 72 monthly payments equal to one twelfth (1/12) of fifty (50%) percent of the final average compensation, less the accrued monthly benefit to such individual then payable under the annuity received pursuant to the termination of the Company's pension plan.

Option/SAR Grants During the 2005 Fiscal Year

The following table provides information on option/SAR grants to the named executive officers during 2005.

Option/SAR Grants in Last Fiscal Year

Individual Grants
	Number of Securities Underlying Options/ SARs	% of Total Options Granted to Employees in	Exercise or Base	Expiration	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation For the Option Term[a]
Name	Granted (#)	Fiscal Year	Price ($/Sh)	Date	5%($)	10%($)
J. Thomas May	--	--	--	--	--	--
Robert A. Fehlman	940	2.33%	$24.50	2015	$14,483	$36,704
Tommie Jones	1,220	3.03%	$24.50	2015	$18,798	$47,637
Kevin Archer	1,010	2.51%	$24.50	2015	$15,562	$39,437
L. Ann Gill	800	1.99%	$24.50	2015	$12,326	$31,237
__________________
[a] The sum in these columns result from calculations assuming 5% and 10% growth rates as set by the SEC and are not intended to forecast future price appreciation of Common Stock of the Company.

Aggregated Option/SAR Exercises in the Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth information with respect to the named executive officers concerning unexercised options held as of December 31, 2005.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

Name	Shares Acquired on Exercise(#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End Options at FY-End (#) Exercisable / Unexercisable	Value of Unexercised In-the-Money Options at FY-End ($) [a] Exercisable / Unexercisable
J. Thomas May	--	$--	200,000 / 0	$2,991,250 / $0
Robert A. Fehlman	400	$11,739	15,792 / 564	$239,346 / $1,805
Tommie Jones	2,120	$27,653	14,180 / 0	$173,239 / $0
Kevin Archer	--	$--	1,010 / 0	$3,232 / $0
L. Ann Gill	--	$--	800 / 0	$2,560 / $0
____________________
[a] The Value Realized is computed using the difference between the market price upon the date of exercise and the option price. The Value of Unexercised In-the-Money Options at FY-End is computed using $27.70, the closing price on December 30, 2005.

Long-Term Incentive Plan Awards

The following table provides certain information regarding long-term incentive plan awards made to the named executive officers during 2005.

Long-Term Incentive Plans B Awards in Last Fiscal Year

Performance or
Other Period
	Number of	Until	Estimated Future Payouts under
	Shares, Units	Maturation	Non - Stock Price Based Plans
Name	or Other Rights	or Payout	Threshold	Target [a]	Maximum

J. Thomas May	NA	3 years	NA	$350,000[b]	NA
Robert A. Fehlman	--	--	--	--	--
Tommie Jones	--	--	--	--	--
Kevin Archer	--	--	--	--	--
L. Ann Gill	--	--	--	--	--
__________________
[a] If the performance criteria are met for the applicable performance period, the target payout for that period will be awarded. There are no threshold or maximum levels.

[b] Pursuant to the terms of the Long Term Executive Incentive Agreement, a bonus pool in the amount of $350,000 was established. Mr. May's entitlement to receive part or all of the bonus pool is dependent upon the satisfaction of three criteria: (i) the Return on Average Tangible Equity of the Company computed for the year ended December 31, 2007 equals or exceeds 17%; (ii) the Return on Average Tangible Assets of the Company computed for the year ended December 31, 2007 equals or exceeds 1.25%; and (iii) the 5 year Compounded Average Growth Rate of the Company's Diluted Operating Earnings per Share, commencing on January 1, 2003 and ending on December 31, 2007, equals or exceeds 9.00%. Each of the foregoing criteria is evaluated separately and satisfaction of each criteria will entitle Mr. May to receive one third of the bonus pool, or $116,667. At this point in time considering the performance of the Company under the foregoing criteria, it is not possible to make a reasonable estimate whether any one or more of the criteria will be satisfied on December 31, 2007 and, consequently, whether any portion or all of the bonus pool will be paid to Mr. May.

Existing Equity Compensation Plan Information

The following table provides information on the current equity compensation plans of the Company as of December 31, 2005.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price outstanding options warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a))

Equity compensation plans approved by security holders	608,850	$14.77	59,110

Equity compensation plans not approved by security holders	0	0	0

Total	608,850	$14.77	59,110

Performance Graph

The graph below shows a comparison of the cumulative total shareholder return (assuming reinvestment of dividends), as of December 31 of each year, for the Common Stock, the S&P 500 Index and the NASDAQ Bank Stock Index, assuming a $100 investment on December 31, 2000.

Note: The results shown on the graph below are not indicative of future price performance.

Proxy Graph Data

	2000	2001	2002	2003	2004	2005
SFNC	$100	$147	$172	$265	$284	$278
NASDAQ Bank Index	$100	$108	$111	$143	$163	$159
S&P 500	$100	$100	$ 99	$125	$143	$141

Change in Control Agreements

The Company has entered into Executive Severance Agreements with seventeen (17) of the key officers of the Company and its subsidiaries, including the CEO and two of the named executive officers shown in the Summary Compensation Table. These agreements are intended to give executives additional assurances concerning their continued employment in the event the Company were to engage in discussions concerning or consummate a transaction which involved a change in control of the Company. The Company concluded that it is in the best interests of the Company and its stockholders to provide certain assurances regarding continued employment of selected key officers to better assure that the Company will be able to properly evaluate any proposed transaction and to continue the Company's operations during any transition period. The agreements, which are only effective for a period of up to two years after a change in control occurs, provide for severance benefits ranging from an amount equal to one year's annual salary to an amount equal to twice the executive's annual salary plus bonus but only if the executive separates from service under certain circumstances within the two year period. As of the December 31, 2005, the agreement in place for Mr. May provided for a benefit equal to two times his annual salary plus bonus. As of December 31, 2005, the agreements for Mr. Fehlman and Ms. Jones provided for a benefit equal to one and one half times annual salary plus bonus. During January, 2006, the NCCGC approved entering into Executive Severance Agreements with four (4) additional key officers and an amendment to Mr. Fehlman's Executive Severance Agreement which, when executed, will increase his benefit to two times his annual salary plus bonus.

Compensation Committee Report on Executive Compensation

The NCCGC issued the following report on the general guidelines for executive compensation and the bases for establishing the compensation of the Chief Executive Officer:

General Compensation Guidelines for Executive Officers

The Company currently utilizes a unitary compensation structure for its executive officers and the executive officers of its subsidiaries. The compensation program consists of four elements: Salary, Incentive Compensation, Stock Related Compensation, and Retirement Compensation.

The Company, after consultation with a nationally recognized compensation advisory firm, has established job grades and determined the value of each job within the Company. Subject to adjustment for unique factors affecting the job or the executive, the Company targets the midpoint of the market salary range for each job grade, as adjusted annually, as the guide for salaries for executive officers, who are satisfactorily performing their duties.

The Simmons First National Corporation Executive Incentive Program provides compensatory incentives for executive officers to reinforce achievement of the financial goals of the Company, its subsidiary banks and the participating executives. The plan has two components, Base Profit Sharing Incentive ("Base Plan") and Bonus Profit Sharing Incentive ("Bonus Plan"). The Base Plan establishes performance thresholds for the Company, each of the subsidiary banks and each of the participating executive officers. The performance thresholds for the Company are the prior year's earnings per share and the current year's targeted earnings per share. The performance thresholds for the subsidiary banks are the prior year's net income and the current year's targeted net income. The performance thresholds of the participating executives are based upon specific criteria affecting the performance of the Company or its subsidiaries within such officer's area of responsibility. At the beginning of each year, participating executives are allocated incentive points, which are the basis of the executive's participation within the program. Each such point allocated to an executive is assigned a maximum value of $100 under the Base Plan. The ultimate value of a point, if any, is based upon the achievement of the performance thresholds during the calendar year. The Bonus Plan allocates a discretionary amount (10% for 2005) of each affiliate bank's income in excess of the Current year's targeted income, if any, into a bonus pool. The executive officers of each affiliate and the executive officers of the Company, then share in the bonus pool based upon the points allocated.

Stock related compensation may consist of incentive stock options, non-qualified options (with or without stock appreciation rights) or restricted shares of the Company's stock. Over the years the Company has maintained several different stock option and stock incentive plans. The Company currently maintains an executive stock incentive plan which authorizes the granting of incentive stock options, non-qualified options (with or without stock appreciation rights) or restricted shares of the Company’s stock to certain executive officers. The plans are designed to provide an incentive for the participating executive officers to enhance the long-term financial performance of the Company and the value of the Common Stock. Participation under these plans has been offered to those executive officers whose long term employment and job performance can significantly affect the continued profitability of the Company and its subsidiaries.

The Company also maintains a Profit-Sharing/Employee Stock Ownership Plan and a '401(k) Plan to provide retirement benefits for substantially all of its employees, including its executive officers.

In January 2006, the NCCGC approved Executive Severance Agreements for an additional four (4) of the key officers of the Company and its subsidiaries and the amendment of the terms of the Executive Severance Agreement for the Chief Financial Officer. Upon the execution of these agreements, the Company will have Executive Severance Agreements with twenty one (21) executives of the Company and its subsidiaries. These agreements are intended to give executives additional assurances concerning their continued employment in the event the Company were to engage in discussions concerning or consummate a transaction which involved a change in control of the Company. The Company has concluded that it is in the best interests of the Company and its stockholders to provide certain assurances regarding continued employment of selected key officers to better assure that the Company will be able to properly evaluate any proposed transaction and to continue the Company's operations during any transition period. The agreements, which are only effective for a period of up to two years after a change in control occurs, provide for severance benefits ranging from an amount equal to one year's annual salary to an amount equal to twice the executive's annual salary plus bonus but only if the executive separates from service under certain circumstances within the two year period.

Bases for the Chief Executive Officer's Compensation

The compensation of the Chief Executive Officer is set by the NCCGC and approved by the Board of Directors. The committee and the Board examine the annual market analysis provided by the compensation consultant retained by the Company prior to setting his compensation. The committee emphasizes incentive compensation for the Chief Executive Officer, through the incentive compensation program and stock related compensation. In analyzing the compensation of the Chief Executive Officer, the committee evaluates his performance in managing the operations as well as the financial results of operations of the Company. Among the criteria examined are management and leadership, revenue growth, expense control, net earnings, market share, acquisition and expansion activities and other factors material to the job performance of the Chief Executive Officer.

The Chief Executive Officer was allocated 1680 points in the executive incentive program. For him, under the Base Plan the Company threshold was earnings per share. The personal thresholds for the Chief Executive Officer were based upon income, expense, loan growth, asset quality, return on equity and documentation exceptions. The Company's earnings per share exceeded the previous year's earnings per share but did not meet the Company's budgeted performance threshold for 2005. The Chief Executive Officer satisfied his personal performance thresholds. Based upon the Company's performance, each of the points awarded to the Chief Executive Officer were valued at $95.00 under the Base Plan. In addition, he earned $869 under the Bonus Plan. The total incentive compensation earned by the Chief Executive Officer for 2005 was $160,469.

In 2005, the Company adopted a Long Term Executive Incentive Plan for Mr. May. Under this plan, a bonus pool in the amount of $350,000 was established. Mr. May's entitlement to receive part or all of the bonus pool is dependent upon the Company satisfying any one or more of three criteria: (i) the Return on Average Tangible Equity of the Company computed for the year ended December 31, 2007 equals or exceeds 17%; (ii) the Return on Average Tangible Assets of the Company computed for the year ended December 31, 2007 equals or exceeds 1.25%; and (iii) the 5 year Compounded Average Growth Rate of the Company's Diluted Operating Earnings per Share, commencing on January 1, 2003 and ending on December 31, 2007 equals or exceeds 9.00%. Each of the foregoing criteria is evaluated separately and satisfaction of each criterion will entitle Mr. May to receive one third of the bonus pool, or $116,667. Any sums earned are payable on February 15, 2008. The NCCGC set the performance thresholds for the Return on Average Tangible Equity and Return on Average Tangible Assets at 99% of the peer group averages for publicly traded bank holding companies with assets between $2 billion and $5 billion. Due to the concentration of Company's business in the slower growth Arkansas market, the NCCGC set the threshold for the 5 year Compounded Average Growth Rate at 80% of the peer group average.

In addition, Simmons First National Bank maintains a deferred compensation agreement for the Chief Executive Officer, as a supplement to the retirement benefits available under the other plans. This agreement provides for a monthly benefit at age 65, or earlier upon death or disability, equal to 50% of the average monthly compensation of the executive officer during the prior five years and provides certain benefits, in the event of a change in control of the Company and the subsequent separation from service by the Chief Executive Officer.

Previously the Company had established a split dollar life insurance program to provide additional life insurance protection for the Chief Executive Officer. Due to compliance concerns related to certain provision of the Sarbanes Oxley Act, the Company terminated the split dollar life insurance program. The Company, having determined that the need for additional life insurance of the Chief Executive Officer was still present, pays to the Chief Executive Officer, as additional compensation, the annual costs (including income tax liability) for these life insurance policies. The amount of this additional compensation paid to Mr. May during 2005 was $48,896.

Nominating, Compensation and Corporate Governance Committee
Harry L. Ryburn	William E. Clark	George A. Makris, Jr.	Henry F. Trotter, Jr.

Compensation Committee Interlocks and Insider Participation

During 2005, the NCCGC was composed of Harry L. Ryburn, William E. Clark, George A. Makris, Jr., Henry F. Trotter, Jr. None of the committee members were employed as officers or employees of the Company during 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 and the regulations issued thereunder require directors and certain officers of any company registered under that Act to file statements on SEC Forms 3, 4 & 5 with the Securities and Exchange Commission, showing their beneficial ownership in securities issued by such company. Based upon a review of such statements by the directors and officers of the Company for the preceding fiscal year, provided to the Company by such persons, the Company has identified that George A. Makris, Jr. was late in filing one Form 4 regarding a purchase transactions due to the omission from a timely filed Form 4 of one of several trades occurring on the same day.

AUDIT & SECURITY COMMITTEE

During 2005, the Audit & Security Committee was composed of Lara F. Hutt, George A. Makris, Jr., William E. Clark and Scott McGeorge. Harry L. Ryburn was added to the Audit & Security Committee in January, 2006. Each of the listed committee members are independent as defined in Rule 4200 of the NASDAQ listing requirements. This committee provides assistance to the Board in fulfilling its responsibilities concerning accounting and reporting practices, by regularly reviewing the adequacy of the internal and external auditors, the disclosure of the financial affairs of the Company and its subsidiaries, the control systems of management and internal accounting controls. The Audit & Security Committee has adopted a charter, which is available for review in the Investor Relations portion of the Company's web site: www.simmonsfirst.com. This Committee met 12 times in 2005.

The Board has determined that none of the members of the Audit & Security Committee meet the definition of "audit committee financial expert" as defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission. The Audit & Security Committee receives directly or has access to extensive information from reviews and examinations by the Company's internal auditor, independent auditor and the various banking regulatory agencies having jurisdiction over the Company and its subsidiaries. The Company has not retained an audit committee financial expert to serve on the Board and the Audit & Security Committee because the Board believes that the present members of the committee have sufficient knowledge and experience in financial affairs to effectively perform their duties.

The Company is required to obtain pre-approval by the Audit & Security Committee for all audit and permissible non-audit services obtained from the independent auditors. All services obtained from the independent auditors during 2005, whether audit services or permitted non-audit services, were pre-approved by the Audit & Security Committee. The Audit Committee has not adopted any additional pre-approval policies and procedures, but consistent with its charter, it may do so in the future.

The Audit & Security Committee issued the following report concerning its activities related to the Company for the previous year:

The Audit & Security Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2005 with management.

The Audit & Security Committee has discussed with BKD, LLP ("BKD"), its independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380).

The Audit & Security Committee has received the written disclosures and the letter from independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and has discussed with BKD its independence.

Based upon the foregoing review and discussions, the Audit & Security Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

In its analysis of the independence of BKD, the Audit & Security Committee considered whether the non-audit related professional services rendered by BKD to the Company, were compatible with maintaining the principal accountant's independence.

Audit & Security Committee
Lara F. Hutt	George A. Makris, Jr.	William E. Clark	Scott McGeorge	Harry L. Ryburn

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

BKD, LLP ("BKD") served as the Company's auditors in 2005 and has been selected to serve in 2006. Representatives of BKD are expected to be present at the shareholders meeting with the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed to the Company for professional services rendered by BKD for the audit of the Company's annual financial statements for the year ended December 31, 2005 and the reviews of the financial statements included in the Company's Form 10-Q's for 2005 were $334,805. The aggregate fees billed to the Company by BKD for such services in 2004 were $289,340.

Audit Related Fees

The aggregate fees billed to the Company for professional services rendered by BKD for the audit related fees during 2005 were $42,250. The aggregate fees billed to the Company by BKD for such services in 2004 was $46,580. These services are primarily for the audits of employee benefit plans for which SFTC is a fiduciary and for the audit of the common trust funds maintained by SFTC.

Tax Fees

The aggregate fees billed to the Company for professional services rendered by BKD for tax services and preparation of tax returns during 2005 were $27,439. The aggregate fees billed to the Company by BKD for such services in 2004 was $71,555.

All Other Fees

There were no fees billed to the Company by BKD for services other than those set forth above.

PROPOSAL TO APPROVE THE SIMMONS FIRST NATIONAL CORPORATION
2006 EMPLOYEE STOCK PURCHASE PLAN

On December 12, 2005, the Board of Directors adopted the Simmons First National Corporation 2006 Employee Stock Purchase Plan (the "2006 Stock Purchase Plan"). The Board's adoption of the 2006 Stock Purchase Plan was subject to shareholder approval, which approval is now being sought. The Board of Directors believes that the 2006 Stock Purchase Plan, will provide eligible employees of the Company, its affiliates and subsidiaries a convenient method to purchase shares of the common stock of the Company at a favorable price through payroll deductions. The opportunity to purchase the Company's common shares through the plan is intended to provide an incentive to these employees who contribute and are expected to contribute materially to the continued success of the Company. The principal features of the 2006 Stock Purchase Plan are set forth below.

OFFERINGS. The 2006 Stock Purchase Plan provides for purchase of the Company's Class A common stock by eligible employees through a maximum of 5 offerings, each of 12 months' duration. A total of 300,000 shares of the Corporation's common stock are to be reserved for issuance pursuant to the Plan. The fair market value of 300,000 shares of Common Stock as of February 15, 2006 was $8,622,000, based upon the closing price of $28.74 on the NASDAQ Stock Market's National Market on such date.

ELIGIBILITY. The employees eligible to participate in the Plan are all employees of the Company or its participating subsidiaries and who have been employed for at least two years as of the first day of the offering. At the present time, there are approximately 900 employees who would be eligible to participate in the Plan.

PURCHASE OF SHARES. Prior to each offering period (June 1 to May 31), eligible employees will be entitled to elect to have up to 3% of their W-2 compensation plus elective contributions (but not in excess of $7,500), deducted from their pay and accumulated until the end of that offering period, but not to exceed $25,000 per offering period. Participants may increase, decrease or suspend their payroll deductions one time each offering period and may withdraw the balance of their payroll deduction account at the end of each offering period. At the end of each offering period, the balance of each participant's payroll deduction account will be applied towards the purchase of the largest number of full shares of the Company's Class A common stock possible, and each participant will either receive a certificate evidencing such shares or, upon election by the participant to participate in the Company's dividend reinvestment plan, a statement showing the shares so issued for the benefit of the participant. Any benefits or amounts that will be received by or allocated to the participants under the 2006 Stock Purchase Plan, including the executive officers named in the Summary Compensation Table above, are not determinable. If the 2006 Stock Purchase Plan had been in effect for 2005, the benefits or amounts that would have been received by or allocated to the participants under the Plan, including the executive officers named in the Summary Compensation Table above, are also not determinable.

PRICE. The price at which the shares will be deemed to have been purchased (the "option price") will be determined by the Nominating, Compensation and Corporate Governance Committee of the Board (the "NCCGC"), and will be equal to the lesser of (i) 95% of the fair market value of the common stock at the time the option is granted (the "grant date"), or (ii) 95% of the fair market value of the common stock on the last day of the offering period (the "exercise date"). In general, for purposes of the 2006 Stock Purchase Plan "fair market value" means the closing price as reported by NASDAQ for the previous trading day upon which at least one trade of the Company's stock occurred.

ADMINISTRATION. The NCCGC will administer the 2006 Stock Purchase Plan. The NCCGC has the authority, subject to the terms of the Plan, to (i) adopt, alter, and repeal administrative rules and practices governing the Plan; (ii) interpret the terms and provisions of the Plan; and (iii) otherwise supervise the administration of the Plan.

FEDERAL INCOME TAX CONSEQUENCES. The 2006 Stock Purchase Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended.

Grant and Exercise - Neither the granting of the option nor the NCCGC's purchase of stock on behalf of a participant pursuant to the Plan will cause any federal income tax consequences to the participant or the Company.

Qualifying Disposition - If the participant holds the shares purchased pursuant to the plan for more than 1 year after the exercise date and 2 years after the grant date (the "holding period"), upon selling the shares, the participant's gain will be divided between ordinary income and long term capital gain. The ordinary income element will equal the fair market value of the stock on the date of grant less the exercise price of the purchase right ("discount"), provided that the ordinary income element shall not exceed the amount of gain realized if such amount is less than the discount. Any remaining gain (and all loss) recognized on the disposition of the stock will be long-term capital gain (or loss). The Corporation will not receive an income tax deduction in the event the participant disposes of the shares after completion of the holding period.

Disqualifying Disposition - If the participant sells the shares before the expiration of the holding period, the participant will have made a "disqualifying disposition" and the participant's gain may similarly be divided between ordinary income and long term capital gain. The participant will realize ordinary income on the date of sale equal to the fair market value of the shares on the exercise date less the option price. Any further appreciation or depreciation in the value of the shares after the date the option was exercised is treated as a capital gain or loss. The Company will receive an income tax deduction in the same amount and at the same time as the participant realizes ordinary income, but not as to any amount which is subject to capital gains treatment.

ADOPTION OF THIS PROPOSAL TO APPROVE THE 2006 STOCK PURCHASE PLAN REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE SHARES OF COMMON STOCK OF THE COMPANY VOTING ON THIS PROPOSAL. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

APPROVAL OF THE SIMMONS FIRST NATIONAL CORPORATION
EXECUTIVE STOCK INCENTIVE PLAN - 2006

The fourth item to be acted upon at the annual meeting is a proposal to approve the Simmons First National Corporation Executive Stock Incentive Plan - 2006 (the "2006 Plan"), which has the purpose, among others, of supplementing the previous stock option and stock incentive plans of the Company. The most recently adopted plan, the Simmons First National Corporation Executive Stock Incentive Plan - 2001 ("2001 Plan") has only 59,110 shares (plus any shares related to outstanding options which terminate or lapse) remaining to be granted, and the prior plans have no shares remaining to be issued and, therefore have practically served their purpose and usefulness to the Company. The number of shares reserved for issuance under the 2006 Plan (subject to adjustment for changes in capitalization and certain unusual or non-recurring events) is 250,000 shares of Class A Common Stock. The 2006 Plan also provides that shares subject to terminated or expired options granted under it again become available for grant. The Board of Directors of the Company, at its December 12, 2005 meeting, approved the 2006 Plan, which is by its terms subject to shareholder approval.

The 2006 Plan states that its purposes are to retain employees with a high degree of training, experience, and ability, to attract new employees whose services are considered unusually valuable, to encourage the sense of proprietorship of such persons and to stimulate the active interest of such persons in the development and financial success of the Company. The plan gives the Board of Directors, which will administer it, a high degree of authority and discretion, including selecting participants from time to time from among the executive, administrative, professional, or technical personnel of the Company, its affiliates and subsidiaries who have the principal responsibility for the management, direction and financial success of the Company and determining the nature and amount of the awards to them. Consequently the benefits or amounts that will be allocated or received under the 2006 Plan or which would have been allocated or received had the 2006 Plan been in effect for 2005 cannot currently be determined.

The 2006 Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights ("SARs") and restricted stock covering in the aggregate up to 250,000 shares. Eligibility to participate in the 2006 Plan is limited to key officers of the Company and its subsidiaries as identified by the Board of Directors of the Company. In administering the Company's prior stock option plans with similar eligibility requirements, the Company has identified 42 key officers of the Company and its subsidiaries as satisfying the eligibility requirements.

The exercise price for any option may not be less than the fair market value of the stock on the date of the grant. The 2006 Plan contains no limitation upon the price at which restricted stock may be granted. Upon exercise, the price must be paid in full either in cash or in previously acquired shares of SFNC stock or a combination thereof. No option shall be exercisable after the tenth anniversary of its grant and no award under the 2006 Plan may be granted after December 11, 2015. The fair market value of 250,000 shares of Common Stock as of February 15, 2006 was $7,185,000, based upon the closing price of $28.74 on the NASDAQ Stock Market's National Market on such date.

With respect to an option granted under the 2006 Plan which qualifies as an "incentive stock option" within the meaning of section 422 of the Internal Revenue Code, for federal income tax purposes, no income is recognized by the optionee when such option is granted or exercised pursuant to the plan and the Corporation recognizes no income or deduction upon such grant or exercise. However, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be a tax preference item in the year of exercise for purposes of the alternative minimum tax imposed by section 55 of the Internal Revenue Code. Generally, an optionee's basis in the shares received upon exercise of an option (the "option shares") will be the exercise price paid by him for the option shares. However, for purposes of calculating alternative minimum taxable income in the year the option shares are sold, the basis of such option shares is increased to the fair market value of the stock at the time of exercise.

If an optionee does not dispose of option shares within the later of two years from the date of option grant or one year after the transfer of the option shares to the optionee (the Aholding period"), any gain or loss upon disposition of the option shares will be treated, for federal income tax purposes, as long-term capital gain or loss, as the case may be. A "disposition" includes a sale, exchange, gift or other transfer of legal title. If the option shares are disposed of within the holding period, all or part of the gain, if any, will be characterized as ordinary income depending upon the relative amount of the sale price of the option shares as compared with the exercise price of the option shares. Any loss resulting from the disposition of option shares within the holding period will be long-term or short-term capital loss depending upon how long the shares were held before the disposition. Ordinary income received on account of a disposition of option shares within the holding period will be treated as additional compensation which is subject to federal income tax withholding and employment tax provisions and which is a deductible expense for the Company.

With respect to an option which does not qualify as an incentive stock option within the meaning of Internal Revenue Code section 422 (a "non-qualified option"), for federal income tax purposes, no income is recognized by the optionee when such option is granted pursuant to the 2006 Plan and the Company recognizes no income or deduction upon such grant. Upon exercise of a non-qualified option, the difference between the fair market value of the shares acquired at the time of exercise (the "option shares") and the option price of such shares will be treated for federal income tax purposes as ordinary income received as additional compensation, subject to federal income tax withholding and employment tax provisions, and the Company will receive a corresponding tax deduction. An optionee's basis in option shares will be the fair market value thereof on the date of exercise. Generally, subsequent sales of such shares will result in recognition of capital gain or loss, which may be long-term or short-term, depending on how long the option shares were held before the disposition. Special rules apply for purposes of determining the amount of ordinary income upon disposition of option shares in the case of persons subject to section 16(b) of the Securities Exchange Act of 1934.

With respect to SARs granted under the 2006 Plan, cash amounts received upon exercise of a SAR will be treated for federal income tax purposes as ordinary income received as additional compensation, subject to federal income tax withholding and employment tax provisions, and the Company will receive a corresponding tax deduction.

With respect to the restricted stock, generally, absent an election by the participant described below, there will be no federal income tax consequences to either the participant or the Company upon the grant or receipt of the restricted stock. A participant will recognize income, for federal income tax purposes, at the time that the restrictions with respect to any portion of the restricted stock is removed, in an amount equal to the fair market value of the shares that are unconditionally vested on that date. Such income will be treated as ordinary income received as additional compensation, subject to federal income tax withholding and employment tax provisions, and the Company will receive a correspond-ing tax deduction. Prior to the removal of restrictions with respect to an award, a participant's basis in the stock is the amount, if any, he is required to pay for the stock. Upon removal of the restrictions, the participant's basis will be the fair market value of the stock on the date the restrictions are removed. The length of the existence of the restrictions, i.e., vesting schedule, is subject to determination by the Board for each grant of restricted stock.

A participant may elect to recognize ordinary income in the taxable year in which the restricted stock is granted, in an amount equal to the fair market value of all shares of restricted stock awarded to the participant (notwithstanding the restrictions with respect to such stock) on the date of the award. Thereafter, any subsequent appreciation or depreciation of the stock will be treated as capital gain or loss, as the case may be, which is recognized upon disposition of the stock. Such election must be made within the time limits set forth in the Internal Revenue Code.

The 2006 Plan may be amended in any manner by the Board of Directors, subject to shareholder approval to meet any applicable securities law provisions. It also provides that all stock options shall become immediately exercisable and all restrictions on the restricted stock shall terminate in the event of a "change in control."

ADOPTION OF THIS PROPOSAL TO APPROVE THE 2006 PLAN REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE SHARES OF COMMON STOCK OF THE COMPANY VOTING ON THIS PROPOSAL. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

APPROVAL OF THE SIMMONS FIRST NATIONAL CORPORATION
OUTSIDE DIRECTOR'S STOCK INCENTIVE PLAN - 2006

The fifth item to be acted upon at the annual meeting is a proposal to approve the Simmons First National Corporation Outside Director Stock Incentive Plan - 2006 (the "Director Plan"), which has the purpose, among others, to encourage the sense of proprietorship of the outside directors and to further stimulate the active interest of those directors in the development and financial success of the Company. The number of shares reserved for issuance under the Director Plan (subject to adjustment for changes in capitalization and certain unusual or non-recurring events) is 50,000 shares of Class A Common Stock. The plan also provides that shares related to terminated or expired options granted under the plan again become available for grant upon the termination or expiration of such options. The Board of Directors of the Company, at its December 12, 2005 meeting, approved the Director Plan, which is by its terms subject to shareholder approval.

Only those Directors who are not employees of the Company, its affiliates and subsidiaries are eligible to participate in the Director Plan. Presently, there are six (6) directors who will be eligible to participate in the plan. The Director Plan gives the Nominating, Compensation and Corporate Governance Committee ("NCCGC") of the Board of Directors, which will administer the plan, a degree of authority and discretion, including determining the nature and amount of the awards to the eligible directors. Consequently, the benefits or amounts that will be allocated or received under the Director Plan or which would have been allocated or received had the Director Plan been in effect for 2005 cannot currently be determined.

The Director Plan provides for the grant of non-qualified stock options covering in the aggregate up to 50,000 shares. The exercise price for any option may not be less than the fair market value of the stock subject to the option on the date of the grant. Upon exercise, the price must be paid in full either in cash or in previously acquired shares of SFNC stock or a combination thereof. The fair market value of 50,000 shares of Commons Stock as of February 15, 2006 was $1,437,000, based upon the closing price of $28.74 on the NASDAQ Stock Market's National Market on such date.

The options granted under the Director Plan will be "non-qualified options" for federal income tax purposes. Accordingly, no income is recognized by the optionee when such option is granted and the Company recognizes no income or deduction upon such grant. Upon exercise of a non-qualified option, the difference between the fair market value of the shares acquired at the time of exercise (the "option shares") and the option price of such shares will be treated for federal income tax purposes as ordinary income received as additional director's fees, and the Company will receive a corresponding tax deduction. An optionee's basis in option shares will be the fair market value thereof on the date of exercise. Generally, subsequent sales of such shares will result in recognition of capital gain or loss, which may be long-term or short-term, depending on how long the option shares were held before the disposition.

The Director Plan may be amended in any manner by the Board of Directors, subject to shareholder approval to meet any applicable securities law provisions. It also provides that all stock options shall become immediately exercisable and all restrictions on the restricted stock shall terminate in the event of a "change in control."

ADOPTION OF THIS PROPOSAL TO APPROVE THE DIRECTOR PLAN REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE SHARES OF COMMON STOCK OF THE COMPANY VOTING ON THIS PROPOSAL. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

FINANCIAL STATEMENTS

A copy of the annual report of the Company for 2005 on Form 10-K required to be filed with the Securities and Exchange Commission, including audited financial statements, is enclosed herewith. Such report and financial statements contained therein are not incorporated into this Proxy Statement and are not considered a part of the proxy soliciting materials, since they are not deemed material for the exercise of prudent judgment in regard to the matters to be acted upon at the meeting.

PROPOSALS FOR 2007 ANNUAL MEETING

Shareholders who intend to have a proposal considered for inclusion in the Company's proxy materials for presentation at the 2007 Annual Meeting of Shareholders must submit the proposal to the Company no later than November 10, 2006. Shareholders who intend to present a proposal at the 2007 Annual Meeting of Shareholders without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal to the Company no later than January 24, 2007. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

Management knows of no other matters to be brought before this annual meeting. However, if other matters should properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their best judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS:

/s/ John L. Rush
John L. Rush, Secretary
Pine Bluff, Arkansas
March 10, 2006

PROXY BALLOT
SIMMONS FIRST NATIONAL CORPORATION
April 11, 2006

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS, APRIL 11, 2006

The undersigned hereby constitutes and appoints William C. Bridgforth, Robert A. Fehlman, and Rita A. Gronwald as Proxies, each with the power of substitution, to represent and vote as designated on this proxy card all of the shares of common stock of Simmons First National Corporation held of record by the undersigned on February 3, 2006, at the Annual Meeting of Shareholders to be held on April 11, 2006, and any adjournment thereof.

This proxy, when properly executed, will be voted as directed. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

    (1)    PROPOSAL TO fix the number of directors at seven;

□ FOR	□ AGAINST	□ ABSTAIN

    (2)    ELECTION OF DIRECTORS (mark only one box)

□ FOR ALL NOMINEES
□ WITHHOLD AUTHORITY FOR ALL NOMINEES
□ WITHHOLD AUTHORITY FOR CERTAIN NOMINEES below whose names have been lined through;

William E. Clark	George A. Makris, Jr.	W. Scott McGeorge	Henry F. Trotter, Jr.
Steven A. Cossé	J. Thomas May	Harry L. Ryburn

    (3)    PROPOSAL TO consider adoption of the Simmons First National Corporation 2006 Employee Stock Purchase Plan;

□ FOR	□ AGAINST	□ ABSTAIN

    (4)    PROPOSAL TO consider adoption of the Simmons First National Corporation Executive Stock Incentive Plan - 2006;

□ FOR	□ AGAINST	□ ABSTAIN

    (5)    PROPOSAL TO consider adoption of the Simmons First National Corporation Outside Director Stock Incentive Plan - 2006;

□ FOR	□ AGAINST	□ ABSTAIN

    (6)    Upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    The undersigned acknowledges receipt of this ballot, Notice of Annual Meeting, Proxy Statement and Annual Report.

    ______________________________________________________   _________________
                                         Signature(s) of Shareholder(s)                                                                       Date

    ______________________________________________________    _________________
                            Signature(s) of Shareholder(s)                                                                       Date

IMPORTANT: Please date and sign this proxy exactly as the ownership appears below. If held in joint ownership, all owners must sign this ballot. Please return promptly in the envelope provided.

LIST OF EXHIBITS

Exhibit No.	Exhibit

1.1	Simmons First National Corporation 2006 Employee Stock Purchase Plan

1.2	Simmons First National Corporation Executive Stock Incentive Plan - 2006

1.3	Simmons First National Corporation Outside Director's Stock Incentive Plan - 2006